Filed Pursuant to Rule 433

Registration No. 333-277211

April 27, 2026

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Stock-Linked Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the Equity Securities of NVIDIA Corporation and Broadcom Inc. (the “Reference Asset”)

►	1.185x exposure to any positive return of the Least Performing Underlying

►	Protection from the first 25.00% of any losses of the Least Performing Underlying if its Reference Return is less than -25.00%, with 1.00x exposure to each 1% decline beyond -25.00%, and in such a case, you will lose some or a significant portion of your principal amount

►	Due May 29, 2029

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Buffered Accelerated Market Participation Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $900.00 and $950.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-8 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per security	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.20% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms1

Principal Amount	$1,000 per security
Reference Asset	The equity securities of NVIDIA Corporation (Ticker: NVDA) and Broadcom Inc. (Ticker: AVGO) (each, an “Underlying” and together the “Underlyings”).
Upside Participation Rate	118.50% (1.185x) exposure to any positive Reference Return
Buffer Percentage	-25.00%
Least Performing Underlying	The Underlying with the lowest Reference Return
Reference Return	Final Value – Initial Value Initial Value
Payment at Maturity per Security

If the Reference Return of the Least Performing Underlying is greater than zero, you will receive:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage:

$1,000 (zero return)

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 25.00%)].

For example, if the Reference Return of the Least Performing Underlying is -35%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC USA, Inc. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 75%) of your investment.

Initial Value	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Pricing Date	May 26, 2026
Trade Date	May 26, 2026
Original Issue Date	May 29, 2026
Final Valuation Date(2)	May 23, 2029
Maturity Date(2)	May 29, 2029
CUSIP/ISIN	40447EES1 / US40447EES19

The Notes

The Notes are designed for investors who believe the Underlyings will appreciate over the term of the Notes. If the Reference Return of the Least Performing Underlying is below the Buffer Percentage, then the Notes are subject to a 1:1 exposure to any potential decline of the Least Performing Underlying beyond the Buffer Percentage of -25.00%.

If the Reference Return of the Least Performing Underlying appreciates over the term of the Notes, you will realize a return equal to 118.50% (1.185x) of the percentage increase of the Least Performing Underlying. If the Reference Return of the Least Performing Underlying declines by more than 25.00%, you will lose 1% of your investment for every 1% decline of the Least Performing Underlying beyond the Buffer Percentage.

(1)As more fully described on page FWP-5.

(2) Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Stock-Linked Underlying Supplement.

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Payoff Example

The table at right shows the hypothetical payout profile of an investment in the an Upside Participation Rate of 118.50% and the Buffer Percentage of -25.00%. The left hand column shows the Reference Return of the Least Performing Underlying.

Information about the Reference Asset

NVIDIA Corporation operates as a tech company. The Company develops a platform for scientific computing, AI, data science, autonomous vehicles, robotics, metaverse, and 3D internet applications, as well as focuses on PC graphics. NVIDIA serves clients worldwide.The shares of common stock of the Company trade and are listed on the NASDAQ under the symbol “NVDA".

Broadcom Inc. designs, develops, and supplies semiconductor and infrastructure software solutions. The Company offers digital and mixed signal complementary metal oxide semiconductor-based devices and analog III-V based products, as well as provides enterprise and data center networking, home connectivity, set-top boxes, broadband access, and telecommunication equipment. The shares of common stock of the Company trade and are listed on the NASDAQ under the symbol "AVGO".

The graphs above illustrate the daily performance of the Reference Asset from April 23, 2016 through April 23, 2026. The closing values in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on the Reference Asset, please see “Description of the Reference Asset” beginning on page FWP-13 of this document. We have derived all disclosure regarding the Reference Asset from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset.

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HSBC USA Inc.
Buffered Accelerated Market Participation Notes

Linked to the Least Performing of the Equity Securities of NVIDIA Corporation and Broadcom Inc.

This document relates to a single offering of Buffered Accelerated Market Participation Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per security
Reference Asset:	The common stocks of NVIDIA Corporation (Ticker: NVDA) and Broadcom Inc. (Ticker: AVGO) (each, an “Underlying” and together the “Underlyings”).
Trade Date:	May 26, 2026
Pricing Date:	May 26, 2026
Original Issue Date:	May 29, 2026
Final Valuation Date:	May 23, 2029, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be May 29, 2029. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Upside Participation Rate:	118.50% (1.185x)
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Least Performing Underlying:	The Underlying with the lowest Reference Return
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows:
Final Value – Initial Value Initial Value
Final Settlement Value:

If the Reference Return of the Least Performing Underlying is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive:

$1,000 per $1,000 Principal Amount (zero return)

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 25.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return of the Least Performing Underlying is -35%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 75%) of your investment.

Buffer Percentage:	-25.00%
Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.
Form of Securities:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
CUSIP/ISIN:	40447EES1 / US40447EES19
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024 and the Stock-Linked Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling 1 212-525-8010.

You may also obtain:

🞂	The Stock-Linked Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025892/tm244959d5_424b2.htm

🞂	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

🞂	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return of the Least Performing Underlying is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

If the Reference Return of the Least Performing Underlying is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive:

$1,000 per $1,000 Principal Amount (zero return).

If the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 25.00%)].

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage. For example, if the Reference Return is -35%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage, you will lose some or a significant portion (up to 75%) of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

🞂	You seek an investment with an enhanced return linked to the Least Performing Underlying and you believe the Reference Return of the Least Performing Underlying will be above the Buffer Percentage.

🞂	You are willing to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage of -25.00%.

🞂	You are willing to forgo dividends or other distributions paid to holders of the Underlyings.

🞂	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

🞂	You do not seek current income from your investment.

🞂	You do not seek an investment for which there is an active secondary market.

🞂	You are willing to hold the Notes to maturity.

🞂	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

🞂	You believe that the Reference Return of at least one Underlying will be less than the Buffer Percentage or that the Reference Return will not be sufficiently positive to provide you with your desired return.

🞂	You are unwilling to make an investment that is exposed to the negative Reference Return of the Least Performing Underlying on a 1-to-1 basis for each percentage point that the Reference Return of the Least Performing Underlying is below the Buffer Percentage of -25.00%.

🞂	You seek an investment that provides full return of principal.

🞂	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

🞂	You prefer to receive the dividends or other distributions paid to holders of the Underlyings.

🞂	You seek current income from your investment.

🞂	You seek an investment for which there will be an active secondary market.

🞂	You are unable or unwilling to hold the Notes to maturity.

🞂	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-2 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any Underlyings. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying, prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

🞂	“— Risks Relating to All Note Issuances” in the prospectus supplement; and

🞂	“— General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your investment in the Notes may result in a loss.

You will be exposed to the decline in the Final Value of the Least Performing Underlying from its Initial Value beyond the Buffer Percentage of -25.00%. Accordingly, if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of -25.00%, your Payment at Maturity will be less than the Principal Amount of your securities. You will lose some or a significant portion (up to 90%) of your investment at maturity if the Reference Return of the Least Performing Underlying is less than the Buffer Percentage.

The amount payable on the Notes is not linked to the value of the Underlyings at any time other than on the Final Valuation Date.

The Final Values of the Underlyings will be based on the Official Closing Prices of the Underlyings on the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of the Least Performing Underlying appreciates during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective Final Values, the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the Final Valuation Date.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these securities, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of any other Underlying. Instead, your return would depend on the Least Performing Underlying.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is

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subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

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For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Final Value of an Underlying. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Value used in the table and examples below is not expected to be the actual Initial Value of any Underlying. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on your securities. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including such a security issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the Notes for a hypothetical range of Reference Returns of the Least Performing Underlying from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals. The following table and examples assume the following:

🞂	Principal Amount:	$1,000

🞂	Hypothetical Initial Value:	$100.00

🞂	Upside Participation Rate:	118.50%

🞂	Buffer Percentage:	-25.00%

The actual Initial Value will be determined on the Pricing Date.

Hypothetical Reference Return of the Least Performing Underlying	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
100.00%	$2,185.00	118.500%
80.00%	$1,948.00	94.800%
60.00%	$1,711.00	71.100%
40.00%	$1,474.00	47.400%
30.00%	$1,355.50	35.550%
20.00%	$1,237.00	23.700%
10.00%	$1,118.50	11.850%
9.00%	$1,106.65	10.665%
5.00%	$1,059.25	5.925%
2.00%	$1,023.70	2.370%
1.00%	$1,011.85	1.185%
0.00%	$1,000.00	0.000%
-1.00%	$1,000.00	0.000%
-2.00%	$1,000.00	0.000%
-5.00%	$1,000.00	0.000%
-10.00%	$1,000.00	0.000%
-25.00%	$1,000.00	0.000%
-40.00%	$850.00	-15.000%
-50.00%	$750.00	-25.000%
-80.00%	$450.00	-55.000%
-100.00%	$250.00	-75.000%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: The Reference Return of the Least Performing Underlying is positive

Underlying	Initial Value	Final Value	Reference Return
NVDA	$100.00	105.00 (105% of its Initial Value)	5.00%
AVGO	$100.00	120.00 (120% of its Initial Value)	20.00%

NVDA is the Least Performing Underlying, with a Reference Return of 5.00%. Because the Reference Return of the Least Performing Underlying is positive, the Final Settlement Value would be $1,059.25 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying × Upside Participation Rate)

= $1,000 + ($1,000 × 5.00% ×118.50%)

= $1,059.25

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return of the Least Performing Underlying multiplied by the Upside Participation Rate when the Least Performing Underlying appreciates.

Example 2: The Reference Return of the Least Performing Underlying is less than or equal to zero but is greater than or equal to the Buffer Percentage.

Underlying	Initial Value	Final Value	Reference Return
NVDA	$100.00	95.00 (95% of its Initial Value)	-5.00%
AVGO	$100.00	110.00 (110% of its Initial Value)	10.00%

NVDA is the Least Performing Underlying, with a Reference return of -5.00%. Because the Reference Return of the Least Performing Underlying is less than zero but greater than -25.00%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 2 shows that if the Reference Return of the Least Performing Underlying is negative or zero, the Notes will provide a return of principal as long as the Reference Return of the Least Performing Underlying is greater than or equal to the Buffer Percentage.

Example 3: The Reference Return of the Least Performing Underlying is less than the Buffer Percentage.

Underlying	Initial Value	Final Value	Reference Return
NVDA	$100.00	50.00 (50% of its Initial Value)	-50.00%
AVGO	$100.00	40.00 (40% of its Initial Value)	-60.00%

AVGO is the Least Performing Underlying, with a Reference Return of -60.00%. Because the Reference Return of the Least Performing Underlying is less than the Buffer Percentage of -25.00%, the Final Settlement Value would be $650.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (Reference Return of the Least Performing Underlying + 25.00%)]

= $1,000 + [$1,000 × (-60.00% + 25.00%)]

= $650.00

Example 3 shows that you are exposed on a 1-to-1 basis to declines in the value of the of the Least Performing Underlying beyond the Buffer Percentage of -25.00%. You will lose some or a significant portion (up to 75%) of your investment.

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DESCRIPTION OF THE REFERENCE ASSET

Description of NVDA

NVIDIA Corporation operates as a tech company. The Company develops a platform for scientific computing, AI, data science, autonomous vehicles, robotics, metaverse, and 3D internet applications, as well as focuses on PC graphics. NVIDIA serves clients worldwide. Shares of the Reference Asset trade and are listed on the Nasdaq under the symbol “NVDA".

Information filed by the Company with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (https://www.sec.gov).

Historical Performance of the NVDA

The following graph sets forth the historical performance of the NVDA based on the daily historical closing values from April 23, 2016 through April 23, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the NVDA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the NVDA on the Final Valuation Date.

Description of AVGO

Broadcom Inc. designs, develops, and supplies semiconductor and infrastructure software solutions. The Company offers digital and mixed signal complementary metal oxide semiconductor-based devices and analog III-V based products, as well as provides enterprise and data center networking, home connectivity, set-top boxes, broadband access, and telecommunication equipment. The shares of common stock of the Company trade and are listed on the NASDAQ under the symbol "AVGO."

Information filed by the Company with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (https://www.sec.gov).

Historical Performance of the AVGO

The following graph sets forth the historical performance of the AVGO based on the daily historical closing values from April 23, 2016 through April 23, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the AVGO should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of the AVGO on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of the Reference Asset, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers, or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 3.20% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more Underlyings were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Underlyings and consult your tax advisor regarding the possible consequences to you if one or more of the Underlyings is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to

FWP-14

be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$

Buffered Accelerated Market
Participation Securities Linked to the
Least Performing of the Equity
Securities of NVIDIA Corporation
and Broadcom Inc.

April 27, 2026

Free Writing Prospectus

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
Description of the Reference Asset	FWP-13
Events of Default and Acceleration	FWP-14
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
U.S. Federal Income Tax Considerations	FWP-14
Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13
Prospectus Supplement
Risk Factors	S-1
Risk Factors	S-1
Pricing Supplement	S-12
Pricing Supplement	S-12
Description of Notes	S-14
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-59
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-61
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Supplemental Plan of Distribution (Conflicts of Interest)	S-83
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58